TWENTIETH AMENDMENT

TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS TWENTIETH AMENDMENT dated as of May 25, 2018 to the Transfer Agent Servicing Agreement (the “Agreement”) dated as of March 25, 2010, as amended, is entered into by and between DOUBLELINE FUNDS TRUST (“Trust”) and U.S. BANCORP FUND SERVICES, LLC (“USBFS”).

RECITALS

WHEREAS, the Trust and USBFS have entered into the Agreement; and

WHEREAS, the Trust desires to retain USBFS to input and maintain their Fund data information into Depository Trust & Clearing Corporation’s (DTCC’s) Mutual Fund Profile II Services, a multi-dimensional repository that allows funds, broker/dealers and other distribution firms to automate and streamline the exchange of accurate and timely information on securities, participants and distributions (“MFP II”); and

WHEREAS, USBFS shall input and maintain Fund data information into DTCC’s MFP II Services for the Trust as further described below; and

WHEREAS, Section 13 of the Agreement allows for its modification by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW THEREFORE, in consideration of the promises and mutual covenants herein, the parties agree to modify the Agreement as follows:

The parties agree to add the following Sections 3 C and 3 D to the Agreement:

C.	Duties and Responsibilities of USBFS for MFP II Services

1.	Input and maintain Fund data information into DTCC’s MFP II Services for the Trust as further described below.

2.	Gather Fund data from the Trust and any other such applicable sources such as SEC registration documents, TA 2000 and USBFS’ internal repository, MFX.

3.

Input pertinent data into MFP II, including but not limited to, cusips, minimums, allowable social codes, blue sky registered states, 12b-1 information, breakpoint linking rules and other Fund information.

4.	Ongoing maintenance of existing data in MFP II, including adds/deletes, as necessary.

5.	Annual review of information in MFP II, and remediation, as needed.

6.	Notify the Trust of proposed additions, deletions or revisions of data to be included in MFP II and release such data for publication in MFP II after review and authorization by the Trust.

7.	Perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

8.

USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY OF FUND DATA RECEIVED, INCLUDING WITHOUT LIMIT, ANY REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OF SUCH INFORMATION OR ITS FITNESS FOR A PARTICULAR PURPOSE.

9.	USBFS shall assist the Trust in verifying the accuracy of any of the information entered into MFP II.

D.	Duties and Responsibilities of Trust for MFP II Services

1.	The Trust shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

2.

The Trust shall review all data that USBFS enters, deletes, or modifies in MFP II. The Trust shall provide written confirmation to USBFS that they have reviewed such entry, deletion or modification, that such data is correct, and that they authorize USBFS to release such entry, deletion or modification in MFP II. The parties acknowledge and agree that USBFS will not enter any data into MFP II, or make and deletions or modifications to data in MFP II, without such written authorization.

3.

The Trust acknowledges that USBFS is not responsible for determining and/or confirming the accuracy of the information provided to USBFS, and it releases USBFS from any and all liability associated with any inaccuracy or incompleteness of such data.

4.

USBFS shall be compensated for providing the services set forth in this Amendment in accordance with the fee schedule set forth in Exhibit E of the Agreement “Transfer Agent & Shareholder Services –Supplemental Services Fee Schedule (Continued); Mutual Fund Profile II Services” as attached hereto

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Twentieth Amendment to be executed as of the date last written below by the undersigned duly authorized representatives.

DOUBLELINE FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Ronald R. Redell	By: /s/ Anita M. Zagrodnik

Printed Name: Ronald R. Redell	Printed Name: Anita M. Zagrodnik

Title: President	Title: Senior VP

Date: 5/25/18	Date: 5/30/18

Exhibit E to the Transfer Agent & Shareholder Services

Supplemental Services Fee Schedule (Continued)

Mutual Fund Profile II Services

Initial data review and population as well as ongoing support of information on DTCC’s Mutual Fund Profile II site

◾	Initial data population: $ for less than 25 CUSIPS / $ for 25 CUSIPS or more
◾	Monthly maintenance: $ per management company
◾

Additional project fees may apply for events such as fund acquisitions, multiple fund/share class launches, share class charges and other large processing events outside of normal fund activity to be billed at rate of $        /hour

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